Exhibit 4.2

SECOND AMENDED AND RESTATED BYLAWS

OF

GOODRICH PETROLEUM CORPORATION

A Delaware Corporation

Date of Adoption:

October 12, 2016

GOODRICH PETROLEUM CORPORATION

BYLAWS

i

ii

DELAWARE BYLAWS

OF

GOODRICH PETROLEUM CORPORATION

ARTICLE I.

OFFICES

Section 1. Registered Office. The registered office of the Corporation required by the General Corporation Law of the State of Delaware to be maintained in the State of Delaware, shall be the registered office named in the original Certificate of Incorporation of the Corporation, or such other office as may be designated from time to time by the Board of Directors in the manner provided by law. Should the Corporation maintain a principal office within the State of Delaware such registered office need not be identical to such principal office of the Corporation.

Section 2. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II.

STOCKHOLDERS

Section 1. Place of Meetings. All meetings of the stockholders shall be held at the principal office of the Corporation, at such other place within or without the State of Delaware or by means of remote communication as shall be specified or fixed in the notices or waivers of notice thereof.

Section 2. Quorum; Adjournment and Postponement of Meetings.

(a) Unless otherwise required by law or provided in the Certificate of Incorporation or these Bylaws, the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders for the transaction of business and the act of a majority of such stock so represented at any meeting of stockholders at which a quorum is present shall constitute the act of the meeting of stockholders. The stockholders present at a duly organized meeting may continue to transact business until adjournment or recess, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

(b) Notwithstanding the other provisions of the Certificate of Incorporation or these Bylaws, the chairman of the meeting, at any meeting of stockholders, whether or not a quorum is present, shall have the power to adjourn or recess such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned or recessed meeting. If the adjournment or recess is for more than thirty (30) days, or if after the adjournment or recess a new record date is fixed for the adjourned or recessed meeting, a notice of the adjourned or recessed meeting shall be given to each stockholder of record entitled to vote at such meeting. At such adjourned or recessed meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally called.

(c) The Board of Directors may, at any time prior to the holding of a meeting of stockholders, and for any reason, cancel, postpone or reschedule such meeting upon public notice given prior to the time previously scheduled for such meeting of stockholders. The meeting may be postponed or rescheduled to such time and place as is specified in the notice of postponement or rescheduling of such meeting, which notice shall be given in accordance with Section 7 of this Article II.

Section 3. Annual Meetings.

(a) An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held on such date, and at such time as the Board of Directors shall fix and set forth in the notice of the meeting. At the annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the annual meeting.

(b) For nominations or other business to be properly brought before an annual meeting by a stockholder in compliance with the requirements of these Bylaws, the stockholder must have given timely notice in writing to the Secretary of the Corporation of such stockholder’s intent to make a nomination or to bring any other business before the meeting, which notice shall include the applicable information required by Article II, Section 5 and Article II, Section 13. For an annual meeting, such notice, to be timely, shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the actual date of the annual meeting as to which the notice is provided is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 90 days prior to the date of such annual meeting, the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation. For purposes of these Bylaws, “public announcement” means disclosure (i) when made in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service, (ii) when filed in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14, or 15(d) of the Exchange Act or (iii) when dispatched as the notice of the meeting (or any supplement) pursuant to Section 7 of this Article II.

Section 4. Special Meetings.

For nominations to be properly brought before a special meeting by a stockholder in compliance with the requirements of these Bylaws, the stockholder must have given timely notice in writing to the Secretary of the Corporation of such stockholder’s intent to make a nomination before the meeting, which notice shall include the applicable information required by

Article II, Section 13. For a special meeting at which directors are to be elected, the stockholder may nominate a person or persons for election as director if the stockholder’s notice is so delivered to the Secretary of the Corporation not earlier than the date on which a public announcement of the date of such meeting is first made by the Corporation and not later than the close of business on the 15th day following the date of first public announcement unless the date of such special meeting is more than 105 days after the earlier of such dates, in which case such notice may be delivered no later than the 90th day preceding the date of such special meeting. In no event shall any adjournment, recess or postponement of any meeting of stockholders or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

Section 5. Advance Notice Requirements for Stockholder Proposals. At any annual meeting of stockholders of the Corporation, the proposal of business (other than the nomination and election of directors, which shall be subject to Section 13 of Article II of these Bylaws) to be considered by the stockholders may be made (i) pursuant to the Corporation’s notice of the meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of the Corporation entitled to vote at the meeting who complies with the notice procedures hereinafter set forth in this Section 5.

(a) Timing of Notice. For such business to be properly brought before any annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. In the case of an annual meeting, such notice, to be timely, shall comply with Article II, Section 3(b). In no event shall any adjournment, recess or postponement of any meeting of stockholders or the announcement thereof commence a new time period for the giving of a stockholder’s notice.

(b) Content of Notice. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before an annual meeting: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business and of any such beneficial owner; (iii) (A) the class or series (if any) and number of shares of the Corporation that are beneficially owned by such stockholder or any such beneficial owner, (B) any option, warrant, convertible security, stock appreciation right, swap or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) owned beneficially by such stockholder or any such beneficial owner and any other opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (C) any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or any such beneficial owner has a right to vote any shares of the Corporation, (D) any short interest in any security of the Corporation (for purposes of these Bylaws, a person shall be deemed to have a “short interest” in a security if such person has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder or any such beneficial owner that are separated or separable from the underlying shares of the Corporation, (F) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any such beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, (G) any performance-related fees (other than an asset-based fee) that such stockholder or any such beneficial owner is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s or any such beneficial owner’s immediate family sharing the same household (which information shall be supplemented by such stockholder not later than 10 days after the record date for the meeting to disclose such ownership as of the record date), and (H) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such stockholder in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; (iv) a representation that the stockholder is a holder of record of shares entitled to vote at the meeting, will continue to be a holder of record of shares entitled to vote at the meeting through the date of the meeting and intends to appear in person or by proxy at the meeting to bring the proposed business before the meeting, (v) a description of any material interest in such business of the stockholder or any beneficial owner on whose behalf the proposal is made and (vi) a summary of any material discussions regarding the business proposed to be brought before the meeting between such stockholder and any other record or beneficial holder of the shares of any class or series of the Corporation (including their names).

(c) Duty to Update and Supplement Notice. A stockholder providing notice of business proposed to be brought before a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 5 shall be true and correct (i) as of the record date for the meeting and (ii) as of the date that is ten (10) business days prior to the meeting or any adjournment, recess or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date) and not later than seven (7) business days prior to the date for the meeting, if practicable (or, if not practicable, on the first practicable date prior to any adjournment or postponement thereof (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof)).

(d) Consequences of Failure to Comply with Notice Procedures. Notwithstanding anything in these Bylaws to the contrary, no business (other than the nomination and election of directors) shall be conducted at any annual or special meeting except in accordance with the procedures set forth in this Section 5 and applicable law. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions and procedures described in this Section 5 and applicable law, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(e) Certain Circumstances. Notwithstanding the foregoing provisions of this Section 5, a stockholder shall also comply with all applicable requirements of Delaware law and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this Section 5 and this Section 5 shall not apply to any stockholder proposal made pursuant to Rule 14a-8 promulgated under the Exchange Act to be included or described in the Corporation’s proxy statement or on the proxy card of the Board for any annual meeting of stockholders. The requirements, procedures and notice deadlines of Rule 14a-8 shall govern any proposal made pursuant thereto.

Section 6. Record Date. For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders, or any adjournment, postponement or recess thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors of the Corporation may fix, in advance, a date as the record date for any such determination of stockholders, which date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. If the Board of Directors does not fix a record date for any meeting of the stockholders, the record date for determining stockholders entitled to notice of or to vote at such meeting shall be at the close of business on the day next preceding the day on which notice is given, or, if in accordance with Article VII, Section 3 of these Bylaws notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment, postponement or recess of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned, postponed or recessed meeting.

Section 7. Notice of Meetings. Written notice of the place, date and hour of all meetings, the means of remote communication, if any, by which stockholders may be deemed to be present in person and vote at such meeting, and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given by or at the direction of the Chairman of the Board (if any), Vice Chairman, or the Chief Executive Officer, Secretary or the other person(s) calling the meeting to each stockholder entitled to vote thereat not less than ten (10) nor more than sixty (60) days before the date of the meeting. Such notice may be delivered either personally or by mail. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the records of the Corporation.

Section 8. Stock List. A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in the name of such stockholder, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held. The stock list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is held solely by means of remote communication, the list shall also be open for inspection as provided by applicable law.

Section 9. Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for him by proxy. Proxies for use at any meeting of stockholders shall be filed with the Secretary, or such other officer as the Board of Directors may from time to time determine by resolution, before or at the time of the meeting. All proxies shall be received and taken charge of and all ballots shall be received and canvassed by the secretary of the meeting who shall decide all questions touching upon the qualification of voters, the validity of the proxies, and the acceptance or rejection of votes, unless an inspector or inspectors shall have been appointed by the chairman of the meeting, in which event such inspector or inspectors shall decide all such questions.

No proxy shall be valid after three (3) years from its date, unless the proxy provides for a longer period. Each proxy shall be revocable unless expressly provided therein to be irrevocable and coupled with an interest sufficient in law to support an irrevocable power.

Should a proxy designate two or more persons to act as proxies, unless such instrument shall provide the contrary, a majority of such persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, each proxy so attending shall be entitled to exercise such powers in respect of the same portion of the shares as he is of the proxies representing such shares.

Section 10. Voting; Elections; Inspectors. Unless otherwise required by law or provided in the Certificate of Incorporation, each stockholder shall have one vote for each share of stock entitled to vote which is registered in his or her name on the record date for the meeting. Shares registered in the name of another corporation, domestic or foreign, may be voted by such officer, agent or proxy as the bylaw (or comparable instrument) of such corporation may prescribe, or in the absence of such provision, as the Board of Directors (or comparable body) of such corporation may determine. Shares registered in the name of a deceased person may be voted by his or her executor or administrator, either in person or by proxy.

All voting, except as required by the Certificate of Incorporation or where otherwise required by law, may be by a voice vote; provided, however, that upon demand therefor by stockholders holding a majority of the issued and outstanding stock present in person or by proxy at any meeting a stock vote shall be taken. Every stock vote shall be taken by written ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting. All elections of directors shall be by ballot, unless otherwise provided in the Certificate of Incorporation. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors at a meeting of stockholders at which a quorum is present. In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote at a meeting of stockholders at which a quorum is present shall be the act of the stockholders.

At any meeting at which a vote is taken by ballots, the chairman of the meeting may appoint one or more inspectors, each of whom shall subscribe an oath or affirmation to execute faithfully the duties of inspector at such meeting with strict impartiality and according to the best of his or her ability. Such inspector shall receive the ballots, count the votes and make and sign a certificate of the result thereof. The chairman of the meeting may appoint any person to serve as inspector, except no candidate for the office of director shall be appointed as an inspector.

Unless otherwise provided in the Certificate of Incorporation, cumulative voting for the election of directors shall be prohibited.

Section 11. Conduct of Meetings. The meetings of the stockholders shall be presided over by the chairman of the meeting. The chairman of the meeting shall be the Chairman of the Board, or if he or she is not present, the Vice Chairman or Chief Executive Officer, or if neither the Chairman of the Board, Vice Chairman nor Chief Executive Officer is present, by another person designated by the Board of Directors. The Secretary of the Corporation, if present, shall act as secretary of such meetings, or if he or she is not present, an Assistant Secretary shall so act; if neither the Secretary nor an Assistant Secretary is present, then a secretary shall be appointed by the chairman of the meeting. The chairman of the meeting shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him in order. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. Unless the chairman of the meeting of stockholders shall otherwise determine, the order of business shall be as follows:

(a)	Calling of meeting to order.

(b)	Election of a chairman and the appointment of a secretary if necessary.

(c)	Presentation of proof of the due calling of the meeting.

(d)	Presentation and examination of proxies and determination of a quorum.

(e)	The election of directors if an annual meeting, or a meeting called for that purpose.

(f)	Unfinished business.

(g)	New business.

(h)	Adjournment.

Section 12. Treasury Stock. The Corporation shall not vote, directly or indirectly, shares of its own stock owned by it and such shares shall not be counted for quorum purposes.

Section 13. Advance Notice Requirements for Stockholder Nominations. Only persons who are nominated in accordance with the procedures set forth in these Bylaws shall be eligible for election by stockholders as, and to serve as, directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at an annual or special meeting of stockholders (a) by or at the direction of the Board of Directors or (b) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this Section 13, who shall be entitled to vote for the election of directors at the meeting and who complies with the notice procedures set forth in this Section 13; provided, however, that in the case of a special meeting, a stockholder shall only be entitled to make a nomination if the Board of Directors has determined that directors shall be elected at such meeting.

Notwithstanding the provisions of this Section 13, a stockholder shall also comply with all applicable requirements of Delaware law and the Exchange Act with respect to the matters set forth in this Section 13.

(a) Timing of Notice. For such nominations to be properly brought before any meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. In the case of an annual meeting, such notice, to be timely, shall comply with Article II, Section 3(b). In the case of a special meeting, such notice, to be timely, shall comply with Article II, Section 4. In no event shall any adjournment, recess or postponement of any meeting of stockholders or the announcement thereof commence a new time period for the giving of a stockholder’s notice.

(b) Content of Notice. A stockholder’s notice to the Corporation of nominations for an annual or special meeting of stockholders shall set forth (x) as to each person whom the stockholder proposes to nominate for election or re-election as a director: (i) such person’s name, (ii) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or that is otherwise required, pursuant to Regulation 14A under the Exchange Act, (iii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (iv) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between the stockholder giving the notice, on the one hand, and each proposed nominee, his or her respective affiliates and associates and any other persons with whom such proposed nominee (or any of his or her respective affiliates and associates) is acting in concert, on the other hand; (v) a completed and signed questionnaire, representation and agreement as provided below in Section 13(c) and (y) as to the stockholder giving the notice: (i) the name and address, as they appear on the Corporation’s books, of such stockholder and of any beneficial owners on whose behalf the nomination is made, (ii) the information called for by Section 5(b)(iii) of Article II with respect to such stockholder and any such beneficial owner, (iii) a summary of any material discussions regarding the nomination between such stockholder and any other record or beneficial holder of the shares of any class or series of the Corporation (including their names) and (iv) a representation that the stockholder is a holder of record of shares of the Corporation entitled to vote for the election of directors, will continue to be a holder of record of shares entitled to vote for the election of directors through the date of the meeting, and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice.

(c) Director Questionnaire and Agreement. To be eligible to be a nominee for election as a director of the Corporation, each proposed nominee must deliver (in accordance with the time periods prescribed for delivery of notice under this Section 13) to the Secretary at the principal executive office of the Corporation a written questionnaire with respect to the background and qualification of such proposed nominee (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in form provided by the Secretary upon written request) that such proposed nominee (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (ii) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation and (iii) in such proposed nominee’s individual capacity and on behalf of the stockholder (or the beneficial owner, if different) on whose behalf the nomination is made, would be in compliance, if elected as a director of the Corporation, and will comply with applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

(d) Additional Information Requests. The Corporation may require any proposed nominee to furnish such other information (i) as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation in accordance with the Corporation’s corporate governance documents, including the board committee charters and the Corporate Code of Business Conduct and Ethics; or (ii) that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such proposed nominee.

(e) Duty to Update and Supplement Notice. A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 13 shall be true and correct (i) as of the record date for the meeting and (ii) as of the date that is ten (10) business days prior to the meeting or any adjournment, postponement or recess thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than seven (7) business days prior to the date for the meeting, if practicable (or, if not practicable, on the first practicable date prior to any adjournment or postponement thereof (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof)).

(f) Consequences of Failure to Comply with Notice Procedures. Notwithstanding anything in these Bylaws to the contrary, no person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 13 and applicable law. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed in this Section 13 and applicable law and, if he or she should so determine, then he or she shall so declare to the meeting, and the defective nomination shall be disregarded.

ARTICLE III.

BOARD OF DIRECTORS

Section 1. Number; Term of Office. Except as otherwise provided in the Certificate of Incorporation, the number of directors which shall constitute the whole Board of Directors shall be determined by the Board of Directors. Each director shall hold office for the term for which he or she is elected, and until his or her successor shall have been elected and qualified or until his or her earlier death, resignation or removal.

Unless otherwise provided in the Certificate of Incorporation, directors need not be stockholders nor residents of the State of Delaware.

Section 2. Quorum. Unless otherwise provided in the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business of the Board of Directors and the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 3. Place of Meetings; Order of Business. The directors may hold their meetings and may have an office and keep the books of the Corporation, except as otherwise provided by law, in such place or places, within or without the State of Delaware, as the Board of Directors may from time to time determine by resolution. At all meetings of the Board of Directors business shall be transacted in such order as shall from time to time be determined by the Chairman of the Board, Vice Chairman, or in their absence by the Chief Executive Officer, or by resolution of the Board of Directors.

Section 4. First Meeting. Each newly elected Board of Directors may hold its first meeting for the purpose of organization and the transaction of business, if a quorum is present, immediately after and at the same place as the annual meeting of the stockholders. Notice of such meeting shall not be required. At the first meeting of the Board of Directors in each year at which a quorum shall be present, held next after the annual meeting of stockholders, the Board of Directors shall proceed to the election of the officers of the Corporation.

Section 5. Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as shall be designated from time to time by resolution of the Board of Directors. Notice of such regular meetings shall not be required.

Section 6. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, Vice Chairman, Chief Executive Officer or, on the written request of any two directors, by the Secretary, in each case on at least twenty-four (24) hours personal, written, telegraphic, cable or wireless notice to each director. Such notice, or any waiver thereof pursuant to Article VII, Section 3 hereof, need not state the purpose or purposes of such meeting, except as may otherwise be required by law or provided for in the Certificate of Incorporation or these Bylaws.

Section 7. Compensation. Unless otherwise restricted by the Certificate of Incorporation, the Board of Directors, or a committee designated by the Board of Directors, shall have the authority to fix the compensation of directors.

Section 8. Action Without a Meeting; Telephone Conference Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors, or any committee designated by the Board of Directors, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee. Such consent shall have the same force and effect as a unanimous vote at a meeting, and may be stated as such in any document or instrument filed with the Secretary of State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation, subject to the requirement for notice of meetings, members of the Board of Directors, or members of any committee designated by the Board of Directors, may participate in a meeting of such Board of Directors or committee, as the case may be, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 9. Approval or Ratification of Acts or Contracts by Stockholders. The Board of Directors in its discretion may submit any act or contract for approval or ratification at any annual meeting of the stockholders, or at any special meeting of the stockholders called for the purpose of considering any such act or contract, and any act or contract that shall be approved or be ratified by the vote of the stockholders holding a majority of the issued and outstanding shares of stock of the Corporation entitled to vote and present in person or by proxy at such meeting (provided that a quorum is present), shall be as valid and as binding upon the Corporation and upon all the stockholders as if it has been approved or ratified by every stockholder of the Corporation. In addition, at the request of the Board of Directors, any such act or contract may be approved or ratified by the written consent of stockholders holding a majority of the issued and outstanding shares of capital stock of the Corporation entitled to vote and such consent shall be as valid and as binding upon the Corporation and upon all the stockholders as if it had been approved or ratified by every stockholder of the Corporation.

Section 10. Confidentiality. Each director shall hold all Confidential Information (as defined below) in the strictest confidence and shall take all appropriate measures to ensure that no other person shall have access to the Confidential Information. No director shall disclose any Confidential Information to any person outside the Corporation, either during or after his or her service as a director, except with authorization of the Board of Directors or as may be required by law. For the avoidance of doubt, the foregoing shall also apply to any director who serves on the Board of Directors as the designee or nominee of a stockholder of the Corporation, and such director shall not disclose any Confidential Information to such stockholder or any of its officers, directors, managers, members, partners, employees, attorneys, accountants, advisors, agents, consultants or other representatives without the approval of the Board of Directors. “Confidential Information” shall mean all non-public information (whether or not material to the Corporation) entrusted to or obtained by a director by reason of his or her position as a director of the Corporation.

ARTICLE IV.

COMMITTEES

Section 1. Designation; Powers. The Board of Directors may, by resolution passed by a majority of the whole board, designate one or more committees, including, if they shall so determine, an executive committee, each such committee to consist of one or more of the directors of the Corporation. Any such designated committee shall have and may exercise such of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation as may be provided in such resolution, except that no such committee shall have the power or authority of the Board of Directors in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution of the Corporation, or amending, altering or repealing the Bylaws or adopting new Bylaws for the Corporation and, unless such resolution or the Certificate of Incorporation expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock. Any such designated committee may authorize the seal of the Corporation to be affixed to all papers which may require it. In addition to the above such committee or committees shall have such other powers and limitations of authority as may be determined from time to time by resolution adopted by the Board of Directors.

Section 2. Procedure; Meetings; Quorum. Any committee designated pursuant to Section 1 of this Article IV shall keep regular minutes of its proceedings and report the same to the Board of Directors when requested, shall fix its own rules or procedures, and shall meet at such times and at such place or places as may be provided by such rules, or by resolution of such committee or resolution of the Board of Directors. Each committee will have a chairman, designated by the Board of Directors or the affirmative vote of a majority of the members of the committee. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members present shall be necessary for the adoption by it of any resolution.

Section 3. Vacancy; Substitution of Members. Any committee vacancy shall be filled by a majority vote of the Board of Directors. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

ARTICLE V.

OFFICERS

Section 1. Number, Titles and Term of Office. The officers of the Corporation shall be a Chief Executive Officer, one or more Vice Presidents (any one or more of whom may be designated Executive Vice President or Senior Vice President), a Chief Financial Officer, a Secretary and, if the Board of Directors so elects, a Chairman of the Board, Vice Chairman and such other officers as the Board of Directors may from time to time elect or appoint. Each officer shall hold office until his or her successor shall be duly elected and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person, unless the Certificate of Incorporation provides otherwise. Except for the Chairman of the Board and Vice Chairman, if any, no officer need be a director.

Section 2. Salaries. The salaries or other compensation of the officers and agents of the Corporation shall be fixed from time to time by the Board of Directors.

Section 3. Removal. Any officer or agent elected or appointed by the Board of Directors may be removed, either with or without cause, by the vote of a majority of the whole Board of Directors at a special meeting called for the purpose, or at any regular meeting of the Board of Directors, provided the notice for such meeting shall specify that the matter of any such proposed removal will be considered at the meeting but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

Section 4. Vacancies. Any vacancy occurring in any office of the Corporation may be filled by the Board of Directors.

Section 5. Powers and Duties of the Chief Executive Officer. Subject to the control of the Board of Directors and the executive committee (if any), the Chief Executive Officer shall have general executive charge, management and control of the properties, business and operations of the Corporation with all such powers as may be reasonably incident to such responsibilities; he or she may agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Corporation and may sign all certificates for shares of capital stock of the Corporation. Unless the Board of Directors otherwise determines, the Chief Executive Officer shall have the authority to agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Corporation; and, unless the Board of Directors otherwise determines, the Chief Executive Officer shall, in the absence of the Chairman of the Board or if there be no Chairman of the Board, preside at all meetings of the stockholders and (should he or she be a director) of the Board of Directors; and the Chief Executive Officer shall have such other powers and duties as designated in accordance with these Bylaws and as from time to time may be assigned to him by the Board of Directors.

Section 6. Powers and Duties of the Chairman of the Board. If elected, the Chairman of the Board shall preside at all meetings of the stockholders and of the Board of Directors; and he or she shall have such other powers and duties as designated in these Bylaws and as from time to time may be assigned to him by the Board of Directors.

Section 7. Vice Presidents. In the absence of the Chief Executive Officer, or in the event of his or her inability or refusal to act, a Vice President designated by the Board of

Directors shall perform the duties of the Chief Executive Officer, and when so acting shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer. In the absence of a designation by the Board of Directors of a Vice President to perform the duties of the Chief Executive Officer, or in the event of his or her absence or inability or refusal to act, the Vice President who is present and who is senior in terms of time as a Vice President of the Corporation shall so act. The Vice Presidents shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

Section 8. Chief Financial Officer. The Chief Financial Officer shall have responsibility for the custody and control of all the funds and securities of the Corporation, and he or she shall have such other powers and duties as designated in these Bylaws and as from time to time may be assigned to him by the Board of Directors. He or she shall perform all acts incident to the position of Chief Financial Officer, subject to the control of the Chief Executive Officer and the Board of Directors; and he or she shall, if required by the Board of Directors, give such bond for the faithful discharge of his or her duties in such form as the Board of Directors may require.

Section 9. Assistant Treasurers. Each Assistant Treasurer shall have the usual powers and duties pertaining to his or her office, together with such other powers and duties as designated in these Bylaws and as from time to time may be assigned to him by the Chief Executive Officer or the Board of Directors. The Assistant Treasurers shall exercise the powers of the Chief Financial Officer during that officer’s absence or inability or refusal to act.

Section 10. Secretary. The Secretary shall keep the minutes of all meetings of the Board of Directors, committees of directors and the stockholders, in books provided for that purpose; he or she shall attend to the giving and serving of all notices; he or she may in the name of the Corporation affix the seal of the Corporation to all contracts of the Corporation and attest the affixation of the seal of the Corporation thereto; he or she may sign with the other appointed officers all certificates for shares of capital stock of the Corporation; he or she shall have charge of the certificate books, transfer books and stock ledgers, and such other books and papers as the Board of Directors may direct, all of which shall at all reasonable times be open to inspection of any director upon application at the office of the Corporation during business hours; he or she shall have such other powers and duties as designated in these Bylaws and as from time to time may be assigned to him by the Board of Directors; and he or she shall in general perform all acts incident to the office of Secretary, subject to the control of the Chief Executive Officer and the Board of Directors.

Section 11. Assistant Secretaries. Each Assistant Secretary shall have the usual powers and duties pertaining to his or her office, together with such other powers and duties as designated in these Bylaws and as from time to time may be assigned to him by the Chief Executive Officer or the Board of Directors. The Assistant Secretaries shall exercise the powers of the Secretary during that officer’s absence or inability or refusal to act.

Section 12. Action with Respect to Securities of Other Corporations. Unless otherwise directed by the Board of Directors, the Chief Executive Officer shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of security holders of or with respect to any action of security holders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

ARTICLE VI.

CAPITAL STOCK

Section 1. Certificates of Stock. The certificates for shares of the capital stock of the Corporation shall be in such form, not inconsistent with that required by law and the Certificate of Incorporation, as shall be approved by the Board of Directors; provided that the Board of Directors may provide by resolution or resolutions that some or all of any class or series shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock. With respect to shares of capital stock that are certificated, the Chairman of the Board, Vice Chairman, Chief Executive Officer or a Vice President shall cause to be issued to each stockholder one or more certificates, under the seal of the Corporation or a facsimile thereof if the Board of Directors shall have provided for such seal, and signed by the Chairman of the Board, Chief Executive Officer or a Vice President and the Secretary or an Assistant Secretary or the Chief Financial Officer or an Assistant Treasurer certifying the number of shares (and, if the stock of the Corporation shall be divided into classes or series, the class and series of such shares) owned by such stockholder in the Corporation; provided, however, that any of or all the signatures on the certificate may be facsimile. The stock record books and the blank stock certificate books shall be kept by the Secretary, or at the office of such transfer agent or transfer agents as the Board of Directors may from time to time by resolution determine. In case any officer, transfer agent or registrar who shall have signed or whose facsimile signature or signatures shall have been placed upon any such certificate or certificates shall have ceased to be such officer, transfer agent or registrar before such certificate is issued by the Corporation, such certificate may nevertheless be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The stock certificates shall be consecutively numbered and shall be entered in the books of the Corporation as they are issued and shall exhibit the holder’s name and number of shares.

Section 2. Transfer of Shares. The shares of stock of the Corporation shall be transferable only on the books of the Corporation by the holders thereof in person or by their duly authorized attorneys or legal representatives and, in the case of certificated shares, upon surrender and cancellation of certificates for a like number of shares. Upon surrender to the Corporation or a transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to record the transaction upon its books and, in the case of certificated shares, to issue a new certificate to the person entitled thereto and cancel the old certificate. To the extent designated by the president or any vice president or any treasurer of the Corporation, the Corporation may recognize the transfer of fractional uncertificated shares.

Section 3. Ownership of Shares. The Corporation shall be entitled to treat the holder of record of any share or shares of capital stock of the Corporation as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Section 4. Regulations Regarding Certificates. The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration or the replacement of certificates for shares of capital stock of the Corporation.

Section 5. Lost or Destroyed Certificates. The Board of Directors may determine the conditions upon which a new certificate of stock may be issued in place of a certificate which is alleged to have been lost, stolen or destroyed; and may, in their discretion, require the owner of such certificate or his or her legal representative to give bond, with sufficient surety, to indemnify the Corporation and each transfer agent and registrar against any and all losses or claims which may arise by reason of the issue of a new certificate in the place of the one so lost, stolen or destroyed.

Section 6. Equity Securities. Notwithstanding anything contained in these Bylaws to the contrary, the Corporation shall not issue nonvoting equity securities to the extent prohibited by Section 1123 of the United States Bankruptcy Code, 11 U.S.C. § 1123, and the Corporation shall provide, as to any classes of securities possessing voting power, an appropriate distribution of such power among such classes, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends; provided, however, that this provision (i) will have no further force and effect beyond that required by Section 1123, (ii) will have such force and effect, if any, only for so long as Section 1123 is in effect and applicable to the Corporation and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

ARTICLE VII.

MISCELLANEOUS PROVISIONS

Section 1. Fiscal Year. The fiscal year of the Corporation shall be a calendar year unless otherwise established from time to time by the Board of Directors.

Section 2. Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation. The Secretary shall have charge of the seal (if any). If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Chief Financial Officer or by the Assistant Secretary or Assistant Treasurer.

Section 3. Notice and Waiver of Notice. Whenever any notice is required to be given by law, the Certificate of Incorporation or under the provisions of these Bylaws, said notice shall be deemed to be sufficient if given (i) by telegraphic, cable or wireless transmission or (ii) by deposit of the same in a post office box in a sealed prepaid wrapper addressed to the person entitled thereto at his or her post office address, as it appears on the records of the Corporation, and such notice shall be deemed to have been given on the day of such transmission or mailing, as the case may be.

Whenever notice is required to be given by law, the Certificate of Incorporation or under any of the provisions of these Bylaws, a written waiver thereof, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or the Bylaws.

Section 4. Resignations. Any director, member of a committee or officer may resign at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Chief Executive Officer or Secretary. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

Section 5. Facsimile Signatures. In addition to the provisions for the use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors.

Section 6. Reliance upon Books, Reports and Records. Each director and each member of any committee designated by the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or reports made to the Corporation by any of its officers, or by an independent certified public accountant, or by an appraiser selected with reasonable care by the Board of Directors or by any such committee, or in relying in good faith upon other records of the Corporation.

ARTICLE VIII.

AMENDMENTS

The Board of Directors shall have the power to adopt, amend and repeal from time to time the Bylaws of the Corporation. The Bylaws of the Corporation shall not be adopted, amended or repealed by the stockholders and no provision inconsistent therewith shall be adopted by the stockholders without the affirmative vote of the holders of at least 66 2/3% of the shares then entitled to vote at an election of directors, voting together as a single class.

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